Exhibit 99.1

CONTACT: Gar Jackson
Senior Director Investor Relations
(714) 414-4049
WILLIAM COBB APPOINTED TO PACIFIC SUNWEAR BOARD OF DIRECTORS
ANAHEIM, CA August 19, 2008 -— Pacific Sunwear of California, Inc. (NASDAQ:PSUN, the “Company”) today announced the appointment of William Cobb to the Company’s Board of Directors.
Mr. Cobb previously worked for eBay, Inc. from 2000 to 2008, where he most recently served as President of eBay Marketplaces North America. Prior to joining eBay, Inc., he held various marketing and executive positions at Pepsico/Tricon, where he worked for thirteen years. He also has been a Director of Orbitz Worldwide, Inc. since July 2008. Mr. Cobb holds an MBA from Northwestern University and a BS in Economics from the Wharton School of the University of Pennsylvania.
Sally Frame Kasaks, Chief Executive Officer and Chairman of the Board of the Company, stated “I am very pleased to have Bill Cobb join our Board of Directors. We believe Bill will be a great asset to our Board as the Company further develops and pursues its strategies.”
Mr. Cobb’s appointment takes the size of the Company’s Board of Directors to eight members. He will serve as a Class I director for a term of office expiring at the Company’s annual meeting of shareholders in 2009.
About Pacific Sunwear of California, Inc.
Pacific Sunwear is a leading lifestyle specialty retailer rooted in the youth culture and fashion vibe of Southern California. The Company sells casual apparel with a limited selection of accessories and footwear designed to meet the needs of teens and young adults. As of August 2, 2008, the Company operated 815 PacSun stores and 123 PacSun Outlet stores for a total of 938 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
3450 East Miraloma, Anaheim, CA 92806